Exhibit 10.1

MedAssets Services, LLC

Separation and Release Agreement

PLEASE READ CAREFULLY BEFORE SIGNING

THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

This document sets forth the terms of the agreement between you and the Company relating to your separation from employment (the “Agreement”). This Agreement is between you on the one hand, and MedAssets, Inc., MedAssets Services, LLC, and their subsidiaries and affiliates (collectively, the “Company”) on the other hand. By signing this Agreement, you and the Company are agreeing to all of the following terms, conditions, representations, promises, and acknowledgements:

1. As we have discussed and agreed, your employment with the Company has ended or will end on March 31, 2015. This is the “Separation Date.” However, your active employment with the Company will end on December 31, 2014. During the time between December 31, 2014 and the Separation Date (the “Transition Period”), you will have no job duties, except that you will remain available to the Company on a periodic, as-needed basis to assist in the transition of your job duties, not to exceed one hour per week. During the Transition Period, you shall not come into the office and you are not required to remain close to your Company laptop or to remain at any particular geographic location.

2. In consideration of your representations, promises, acknowledgements, and other obligations, which you are making or undertaking by signing this Agreement, the Company will provide you with separation pay in an amount equal to $388,000 (the “Separation Pay”) less statutory and authorized withholdings and deductions. You acknowledge and agree that you are not entitled to any such payment except as set forth in this Agreement.

As you know, you have several restricted stock grants currently outstanding (Award Nos. 728, 540, 352, 967, 1375, 1156). Each of these awards will vest, or, in the case of performance-based awards, be eligible to vest based on actual performance, pursuant to the terms of the Long Term Performance Incentive Plan (the “LTPIP”) and the applicable award agreements. As such, a number of the restricted stock units (“RSUs”) will have vested by March 1, 2015. Any RSUs not vested by March 1, 2015 shall remain unvested. You are not eligible for any additional equity grants.

3. The Separation Pay will be paid no later than the first pay period immediately following the day on which the Revocation Period, defined in Section 16 below, elapses without revocation, or the first pay period immediately following the Separation Date, whichever is later.

4. In addition to the Separation Pay, the Company acknowledges its obligation to compensate you for time worked through December 31, 2014 at your current wage rate, less statutory and authorized withholdings and deductions. You acknowledge and agree that you are not entitled to any salary or other wages for the duration of the Transition Period. If it is later determined by any agency, court, or judicial body having jurisdiction over this matter that you are or were entitled to any salary or other wages during the Transition Period, then an appropriate portion of the Separation Pay, not to exceed one-quarter of it, shall be deemed wages paid for any and all compensable work performed during the Transition Period, and both parties acknowledge and agree that this amount shall constitute full, fair, and final pay for any and all such work. Accordingly, provided that you receive the Separation Pay, you would not be entitled to any further compensation for any compensable work deemed to have been performed during the Transition Period.

In addition, as you know, you are eligible to earn an incentive for 2014 performance pursuant to the Company’s Corporate Incentive Plan (“2014 Annual Bonus”). At the time that this Agreement was delivered to you, it was not possible to calculate the 2014 Annual Bonus you may have actually earned or received with any reasonable certainty. Accordingly, the Company agrees to pay, and you agree to accept, $213,000 in full and final satisfaction of any and all obligations that the Company may have in relation to the 2014 Annual Bonus. This payment shall be paid pursuant to the Company’s ordinary bonus pay schedule, and in any event no later than March 15, 2015. You are not eligible to earn any other Annual Bonus or to participate in any other Company-sponsored incentive or bonus programs.

5. If you are currently participating in one or more health insurance benefit plans offered by the Company, your coverage under these plans will end on December 31, 2014. Under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), you have the opportunity to continue current coverage at your own expense. ADP COBRA Services will mail a COBRA packet to your home address within a few weeks following the Separation Date. If you intend to apply for COBRA benefits, please submit all forms back to ADP COBRA, not to the Company. You may enroll on line at https://www.benedirect.adp.com/ParticipantWeb/login.jsp. ADP COBRA’s customer service number for participants is 800-526-2720.

Before electing continuation of benefits under COBRA, you may want to consider and compare health coverage available through the Health Insurance Marketplace (“Marketplace”). Qualified beneficiaries may be eligible for a premium tax credit (a tax credit to help pay for some or all of the cost of coverage in plans offered through the Marketplace) and cost-sharing reductions (amounts that lower out-of-pocket costs for deductibles, coinsurance, and copayments), and may find that Marketplace coverage is more affordable than COBRA. Contact ADP COBRA for more information.

6. No later than the Separation Date, you must return to the Company all documents, files, papers, equipment, and materials that are the property of the Company, or that relate in any way to the business of the Company, including but not limited to keys, security badges, cellular telephones, laptop computers, Company credit cards, air cards, thumb drives, external hard drives, and any and all other such items. Except as authorized in a written document signed by a vice president or senior vice president in Human Resources, you are not permitted to retain any copies of these items.

7. As may be further set forth in any confidentiality agreement that you may have entered into with the Company, you must not directly or indirectly disclose, reveal, report, publish, or transfer any Confidential Information (defined below) to any person or entity except as set forth in the next sentence. Nothing in this Agreement prohibits you from disclosing information in order to comply with a court order or similar legal process, but you must notify the Company as soon as possible if you believe such disclosure is necessary. “Confidential Information” generally means any and all information or material (whether or not reduced to writing) that is proprietary to the Company, or that is designated as confidential by the Company, or that is not generally known to non-Company personnel. “Confidential Information” also includes any trade secret, invention, information, and material that was conceived, originated, discovered, or developed in whole or in part by you, as well as any trade secret, invention, information, or material about which you obtained knowledge or to which you obtained access as a result of or in connection with your employment relationship with the Company. For clarity, Confidential Information also includes any trade secrets, inventions, information, and materials which the Company obtains from third parties, including customers and consultants, which the Company treats as proprietary or confidential, whether or not actually owned or developed by the Company.

8. Except as required by law, or as necessary to comply with the law, or as necessary to fulfill the terms of this Agreement, you shall not knowingly disclose, privately or publicly, the terms or provisions of this Agreement or even the existence of this Agreement to anyone, other than your attorney and tax advisors for purposes of obtaining their professional services and your spouse, and only on the condition that they also maintain such information in confidence.

9. Because full compliance with all laws and regulations is important to the Company, you shall cooperate with the Company (including any applicable subsidiary or business unit) with respect to any pending or future litigation or other claim or investigation involving the Company regarding which you have relevant information. Cooperation, as used herein, means: (1) you shall meet with Company representatives and attorneys at reasonable times and places to discuss facts and other matters related to litigation or other claims (this includes travel to such locations as requested by the Company at the Company’s expense); (2) you shall appear and provide testimony if requested by the Company (this includes travel to such locations as requested by the Company at the Company’s expense); and (3) if you ever testify in any litigation or other claim against the Company, you shall provide full, complete, and truthful testimony, with no expectation of additional compensation except the expense reimbursement described above.

10. All restrictions on “Competitive Activities” as set forth in the Executive Employment Agreement shall expire or have expired on December 31, 2016. In addition, all restrictions on Interfering Activities as set forth in the Executive Employment Agreement shall expire or have expired on December 31, 2016, except that all restrictions pertaining to the solicitation of employees shall remain in effect until March 31, 2018. Regardless of the existence or expiration of those restrictions, you agree that you will not make such statements or take such action as will slander, libel, or defame the Company, any of its products, or any of its directors, officers, or employees.

11. In exchange for the Separation Pay, you hereby release any and all claims arising out of your employment with the Company and your separation from employment with the Company, in accordance with subsections a, b, c, d, and e of this Section 11.

a.

THE “RELEASED ENTITIES” INCLUDE THE COMPANY, ITS CUSTOMERS, AND THEIR RESPECTIVE SUBSIDIARIES, RELATED COMPANIES, PARENTS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND FORMER EMPLOYEES. FOR AND

ON BEHALF OF YOURSELF AND YOUR HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS, AND ASSIGNS, YOU HEREBY FOREVER RELEASE AND DISCHARGE THE RELEASED ENTITIES FROM ANY AND ALL CLAIMS, DEBTS, PROMISES, AGREEMENTS, DEMANDS, CAUSES OF ACTION, ATTORNEYS’ FEES, LOSSES AND EXPENSES OF EVERY NATURE WHATSOEVER, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FILED OR UNFILED, ARISING PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. THIS INCLUDES ANY AND ALL CLAIMS OR DEMANDS ARISING DIRECTLY OR INDIRECTLY OUT OF OR IN CONNECTION WITH YOUR EMPLOYMENT WITH THE COMPANY, ARISING OUT OF OR IN CONNECTION WITH ANY WORK YOU MAY HAVE PERFORMED FOR ANY CUSTOMER, AND THE TERMINATION OF THAT EMPLOYMENT OR WORK. This total release includes but is not limited to any and all claims or demands relating to wages, salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, and expense reimbursements; any and all claims or demands arising under any federal, state, or local law or cause of action, including, but not limited to, breach of contract, negligent or intentional infliction of emotional harm, wrongful discharge, retaliation, violation of public policy, defamation, impairment of economic opportunity, breach of implied covenant of good faith and fair dealing, and promissory estoppel; any and all claims or demands for violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Equal Pay Act, Executive Order 11246, the Fair Labor Standards Act, the Genetic Information Non-Disclosure Act, USERRA, WARN Act (each as amended, if amended); any and all Texas or other local laws, regulations, or executive orders pertaining to employment discrimination, equal pay, retaliation, whistleblowers, workers’ compensation, civil rights; and any and all other federal, state, or local employment or anti-discrimination laws. By executing this Agreement, you also release any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, a federal statute which, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

b.	You hereby agree that you will never file a lawsuit against any Released Entity with regard to any claims or liabilities released in this Agreement. You further agree not to accept, recover, or receive any monetary damages or any other form of relief which may arise out of or relate to any administrative remedies, whether pursued independently or by any federal, state, or local government agency or branch.

c.	If any claim is not subject to release, then to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which any Released Entity is a party.

d.	You acknowledge that this release is intended to include, without limitation, claims and causes of action which you may have but about which you do not know or do not suspect to exist at the time of your execution of this Agreement. This Agreement contemplates extinguishment of all such claims and causes of action.

e.	Nothing in this Agreement shall constitute or be construed as a release of your rights to any vested amounts you may have in the Company’s retirement plan.

12. You hereby acknowledge and agree that:

a.	This Agreement is intended to be legally binding and enforceable;

b.	You have the right to legal counsel, and you are advised to consult with legal counsel of your choosing before entering into this Agreement;

c.	You are advised to seek tax advice from your own tax advisors regarding any payments that may be made to you pursuant to this Agreement;

d.	The Company has not provided any legal or tax advice to you in connection with this Agreement; and

e.	You shall be solely responsible for your own attorney’s fees and tax advisors’ fees.

13. You acknowledge and agree that except as clearly stated in this Agreement, the Company shall have no obligations to you, financial or otherwise. You further agree that this Agreement sets forth the full understanding and agreement between you and the Company with regard to these matters and supersedes any prior agreements, understandings or negotiations respecting such matters. The terms of this Agreement shall inure to the benefit of and be binding upon your heirs, representatives, successors and assigns. If any provision of this Agreement is held by a court or arbitrator to be unlawful or unenforceable the remaining provisions of this Agreement will remain in full force and effect. This Agreement may not be modified except by written agreement signed by both you and the Company.

14. You understand that neither this Agreement nor anything in it shall be considered as any admission by the Company of any preexisting obligation or improper conduct whatsoever, except for the wage payment obligation described in Section 4. You understand that the Company denies any such obligations or improper conduct.

15. By signing this Agreement, you certify that:

a.	You have carefully read and fully understand the provisions of this Agreement, including the portions relating to the release and waiver of all claims, known and unknown, that exist as of the time you sign this Agreement;

b.	The Company has advised you, via this Agreement, to consult with an attorney before signing this Agreement, if you so desire;

c.	This Agreement was delivered to you on or before December 1, 2014, and you were given at least 21 days to consider this Agreement before accepting its terms and signing it;

d.	You agree to the terms of this Agreement knowingly, voluntarily, and without intimidation, coercion, or inappropriate pressure;

e.	You have been reimbursed for all expenses to which you are entitled;

f.	You have reported to the Company all injuries or illnesses, if any, that you incurred at work or because of your work with or for the Company, and with or for any of the Company’s customers;

g.	You affirm that all of the Company’s decisions regarding your pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, sexual orientation, gender identity, pregnancy, marital status, veteran status, religion, national origin; or any other classification protected by law;

h.	You have been paid for all salary, wages and bonuses to which you are entitled;

i.	You have reported to the Company any and all allegations of wrongdoing by the Company or its officers of which you have any knowledge, including any allegations of corporate fraud;

j.	You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud;

k.	You had or could have the entire Review Period (as defined below) in which to review and consider this Agreement, and if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

l.	You affirm that you are in possession of all of your own property that you had on or at the Company’s premises and that the Company is not in possession of any of your property; and

m.	You affirm that you have been provided and/or have not been denied any leave requested under federal or state law.

16. You have until December 22, 2014 (the “Review Period”) to review and consider this Agreement.

a.	If it is your decision to enter into this Agreement, and accept its terms and conditions, then prior to the expiration of the Review Period, you must execute this Agreement where indicated below and return the executed copy to the attention of Mary Simmons in Human Resources.

b.

This Agreement will not be effective or enforceable for the first seven calendar days immediately following the date of its execution (the “Revocation Period”). During the Revocation Period, you may revoke your acceptance of this Agreement by notifying the Company in writing only by one of the following methods: by delivery in writing to MedAssets Services, LLC, “Attention: Mary Simmons,” 5543 Legacy Drive, Plano, Texas 75024, or to msimmons@MedAssets.com. In order for any revocation to be effective, a proper notice of revocation must be received by Ms. Simmons no later than 5:00p.m. Central Time on the seventh calendar day following execution of this Agreement.

c.	Provided that the Agreement is timely executed and you do not revoke it, its effective date shall be the eighth day following the date on which this Agreement is executed. If you do not execute and deliver this Agreement prior to the expiration of the Review Period, or if you revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligation to pay any Separation Pay.

Accepted and Agreed by:

/s/ Keith Thurgood	12/20/2014
Keith Thurgood	Date

MedAssets Services, LLC

/s/ Mary Simmons	1/2/2015
Mary Simmons	Date
Vice President Human Resources